Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement of Strategic Hotel Capital, Inc. on Form S-3 of our report dated June 13, 2005 related to the combined financial statements of CIMS Limited Partnership and Inter-Continental Florida Limited Partnership (entities under common ownership and management) as of and for the year ended December 31, 2004, appearing in the Current Report on Form 8-K filed on April 7, 2005, as amended, of Strategic Hotel Capital, Inc. and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

DELOITTE & TOUCHE LLP

Chicago, Illinois

July 12, 2005